EXHIBIT 21

P&F INDUSTRIES, INC.

SUBSIDIARIES OF THE REGISTRANT

Countrywide Hardware, Inc., a Delaware Corporation
d/b/a	Nationwide Industries, Inc., a Florida Corporation Woodmark International L.P., a Delaware Limited Partnership Stair House Franklin Manufacturing
Embassy Industries, Inc., a New York Corporation
d/b/a	Embassy Industries, Inc.
Florida Pneumatic Manufacturing Corporation, a Florida Corporation
d/b/a	Florida Pneumatic Manufacturing Corporation Universal Tool Pipemaster Berkley Tool
Green Manufacturing, Inc. a Delaware Corporation
d/b/a	Green Manufacturing, Inc.